Exhibit 99.1

FOR IMMEDIATE RELEASE

Femasys Advances Global Growth with Second Partner Order for FemBloc® in Europe

-- Continued rollout of FemBloc, the breakthrough non-surgical permanent contraceptive solution, expands the Company’s presence in key European Markets --

ATLANTA – November 06, 2025 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, today announced a significant initial order valued at approximately $500,000 USD for the commercial launch of FemBloc Permanent Birth Control in France and the Benelux region through its partnership with leading distributor Kebomed. Following the Company’s recent entry into Spain, this order marks continued progress in expanding FemBloc’s presence across key European markets and reflects growing international momentum for this innovative, non-surgical permanent contraceptive solution.

“Our selection of European partners, such as Kebomed, has been deliberate and strategic, ensuring both deep expertise in market access and a shared commitment to advancing women’s healthcare,” said Kathy Lee-Sepsick, Chief Executive Officer and Founder of Femasys Inc. “The initial orders reflect confidence in FemBloc’s potential to transform reproductive health. With these partnerships driving our international expansion, Femasys is well positioned to create lasting impact for patients and long-term value for shareholders.”

"We are pleased to partner with Femasys to bring FemBloc to women in France and Benelux," said Søren Dalmark Kornerup, Chairman of Kebomed Europe AG. "For several years, there has been a void in permanent contraception options, with no new advancements to meet the clear demand from both women and physicians. FemBloc represents a revolutionary breakthrough that the market has been waiting for, and we are thrilled to be at the forefront of introducing this much-needed solution."

FemBloc is a first-of-its-kind, non-surgical solution for permanent birth control, addressing a significant unmet need in women’s reproductive health. It uses a patented delivery system to place a proprietary blended polymer into both fallopian tubes, which safely degrades and forms natural scar tissue for permanent occlusion. Unlike surgical sterilization, FemBloc requires no anesthesia, no incisions, and no recovery time, avoiding the risks of infection and other surgical complications while providing women a safer, more convenient, and affordable option. With no comparable alternatives on the market, FemBloc represents a disruptive advancement with broad global potential. Learn more at www.FemBloc.com.

About Femasys
Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-step infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrates FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025, the UK in August 2025, and New Zealand in September 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

About Kebomed
Kebomed Europe AG is a leading independent distributor of medical devices with more than 30 years of heritage and a strong footprint across Europe. Founded in 1995 in Scandinavia, the company expanded through acquisitions in the UK, Benelux, Norway, followed by France, Switzerland, Germany, and Austria, establishing itself as one of the few truly pan-European platforms. Women’s health has long been a strategic focus for Kebomed, supported by its close relationship with LiNA Medical, an innovator in minimally invasive gynecology owned by the same family. Through this connection, Kebomed distributes LiNA products in select European markets, strengthening its portfolio and reinforcing its leadership and deep clinical expertise in this important therapeutic area. More information on Kebomed can be found at www.kebomed.com.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:
David Gutierrez, Dresner Corporate Services, (312) 780-7204, dgutierrez@dresnerco.com
Nathan Abler, Dresner Corporate Services, (714) 742-4180, nabler@dresnerco.com